Exhibit 10.1

MASTER LOAN AGREEMENT

This Master Loan Agreement (this “Agreement”) is made by and among Coinbase Credit, Inc., a Delaware corporation (hereinafter “Lender” or “Coinbase Credit”), Coinbase, Inc., a Delaware corporation (hereinafter “Lending Service Provider” or “Coinbase Inc.”), acting in its principal capacity and as agent for each of its affiliates (each, a “Coinbase Entity”), and Semler Scientific, Inc., a corporation organized/incorporated under the laws of Delaware that holds one or more Account(s) (as defined herein) with its principal place of business at 2340-2348 Walsh Avenue, Suite 2344, Santa Clara CA 95051 (hereinafter “Borrower,” and Lender and Borrower, collectively the “Parties”).

1.	Applicability

From time to time the Parties hereto may enter into transactions in which Lender will lend to Borrower certain Digital Assets or Cash against a transfer of Collateral (each of “Digital Assets”, “Cash”, and “Collateral” as defined herein). Each such transaction will be referred to herein as a “Loan” and, unless otherwise agreed in writing, will be governed by this Agreement, including any supplemental terms or conditions contained in an annex or schedule hereto and in any other annexes identified herein or therein as applicable hereunder (including any agreements governing Account(s) in force between the Parties), provided however that Digital Assets lent by Borrower to Coinbase Credit will not be subject to this Agreement. Capitalized terms not otherwise defined herein will have the meanings provided in Section 25.

2.	Loans of Digital Assets or Cash

2.1	Subject to the terms and conditions of this Agreement, Borrower may, from time to time, seek to initiate a transaction in which Lender will lend Digital Assets or Cash to Borrower. The Parties will agree on the terms of the Loan (which terms may be amended during the Loan by mutual agreement of the Parties), including:

2.1.1	the Digital Asset or currency of any Cash to be lent;

2.1.2	the quantity of the Digital Asset or Cash to be lent;

2.1.3	the Loan Fee Rate to be paid by Borrower to Lender;

2.1.4	the type and amount of fees to be charged (if any);

2.1.5	the type and amount of Collateral to be transferred by Borrower to Lender;

2.1.6	the day on which the Loan is to commence;

2.1.7	whether the Loan is for a fixed term or open, and if for a fixed term the term and maturity date of the Loan; and

2.1.8	any additional terms.

2.2	Lender will confirm such agreement by sending a Confirmation, substantially in the form attached as Exhibit A hereto, to the other Party. The Confirmation, together with this Agreement, will constitute conclusive evidence of the terms agreed between Borrower and Lender with respect to the Loan to which the Confirmation relates, unless with respect to the Confirmation specific objection by the other Party is made promptly after receipt thereof. In the event of any inconsistency between the terms of such Confirmation and this Agreement, this Agreement will prevail unless each Party has executed or accepted such Confirmation.

2.3	Notwithstanding any other provision in this Agreement regarding when a Loan commences, unless otherwise agreed, a Loan hereunder will not occur until the Loaned Digital Assets or Cash and the Collateral therefore have been transferred in accordance with Sections 3 and 4.1.

3.	Transfer of Loaned Digital Assets

3.1	Unless otherwise agreed, Lender will transfer the Loaned Digital Assets or Cash (collectively referred to as “Loaned Assets” and as defined herein) to Borrower hereunder on or before the Close of Business on the date agreed to by Borrower and Lender for the commencement of the Loan.

3.2	Lending Service Provider will make available or cause to be made available to the other Party a receipt listing the Loaned Asset(s). Such receipt may consist of a confirmation, account statement, or other data or evidence of transfer provided by Lending Service Provider or Lending Service Provider’s designee to the other Party.

4.	Collateral

4.1	Unless otherwise agreed, Borrower will, prior to or concurrently with the transfer of the Loaned Assets to Borrower, but in no case later than the Close of Business on the date of the transfer of the Loaned Assets, transfer to Lender Collateral with a Market Value at least equal to the Margin Percentage of the Market Value of the Loaned Assets.

4.2	The Collateral transferred by Borrower to Lender, as adjusted pursuant to Section 9, will be security for Borrower’s obligations in respect of such Loan and for any other obligations of Borrower to Lender hereunder, and Borrower hereby pledges with, assigns to, and grants Lender a continuing first priority security interest in, and a lien upon, the Collateral and the account in which the Collateral is held, which will attach upon the transfer of the Loaned Assets by Lender to Borrower and which will cease upon the return of the entire Loaned Assets by Borrower to Lender. Borrower and Lender intend and agree that the Collateral is and shall at all times be considered "financial assets," and that Lending Service Provider as the holder of such assets pursuant to that certain agreement between Lending Service Provider and Borrower is and shall at all times be considered Borrower's "securities intermediary," as such terms are defined in Article 8 of the UCC. Moreover, Borrower and Lender further agree that the only instructions or entitlement orders that shall be given to Lending Service Provider in regard to or in connection with the Collateral or the account in which the Collateral is held shall be given by Lender and that such instructions or entitlement orders may be followed by Lending Service Provider without notice to or consent from Borrower. Borrower further agrees not to (a) issue instructions to transfer all or any portion of the Collateral to another securities intermediary or any other party, (b) apply for asset withdrawal privileges, or (c) request or apply for any margin loan from Lending Service Provider secured by the Collateral. So long as this Agreement is in effect, Lending Service Provider shall provide Lender with statements of account with respect to the securities account in which the Collateral is held at such times and with such frequency as Lender may request. The foregoing notwithstanding, nothing herein shall impose or create any obligations or duties upon Lending Service Provider greater than or in addition to the customary and usual obligations and duties of Lending Service Provider to Borrower except and to the extent Lending Service Provider shall henceforth accept instructions in connection with the Collateral and the securities account in which the Collateral is held and except to the extent that Lending Service Provider has assumed such obligations and duties as expressly set forth in this Agreement. In addition to the rights and remedies given to Lender hereunder, Lender will have all the rights and remedies of a secured party under the UCC. An obligation to transfer Collateral under this Agreement may be satisfied by the Lending Service Provider holding such Collateral for the benefit of the Lender, and an obligation to return Collateral may be satisfied by the Lending Service Provider releasing such Collateral to Borrower, provided such transfer or return is otherwise in accordance with Section 15.

4.3	Lending Service Provider hereby expressly acknowledges and agrees to the terms and conditions herein. Without limiting the generality of the foregoing, Lending Service Provider expressly agrees that the Collateral is and at all times shall be treated as "financial assets" within the meaning of the UCC, and agrees to accept and act solely on instructions and entitlement orders with respect thereto and with respect to the account into which the Collateral is deposited from Lender, without further consent of Borrower.

Through these provisions, Borrower and Lending Service Provider (Borrower's securities intermediary) have expressly agreed to treat the Collateral as "financial assets."

4.4	Control of Securities Account. Through the provisions referenced in the forgoing Sections 4.2 and 4.3, Borrower has granted Lender the exclusive right to provide instructions or entitlement orders to Lending Service Provider with respect to the Borrower's securities account and the disposition of the Collateral held therein, and Lending Service Provider has agreed to act on any such instructions without further consent by Borrower.

4.5	Except as otherwise provided herein, upon transfer to Lender of the entire Loaned Assets on the day a Loan is terminated pursuant to Section 6, Lender will be obligated to transfer the Collateral (as adjusted pursuant to Section 9) to Borrower no later than the Deadline following the transfer to Lender of the Loaned Assets.

4.6	If Borrower transfers Collateral to Lender, as provided in Section 4.1, and Lender does not transfer the Loaned Assets to Borrower, Borrower will have the absolute right to the return of the Collateral; and if Lender transfers Loaned Assets to Borrower and Borrower does not transfer Collateral to Lender as provided in Section 4.1, Lender will have the absolute right to the return of the Loaned Assets.

5.	Fees for Loan

5.1	If specified in a Confirmation, Borrower will pay Lender a loan fee (a “Loan Fee”) owed on each Loan and Lender will pay Borrower any other fee or amount owed, if applicable.

5.2	Any Loan Fee payable hereunder will be calculated daily based on a 365-day year for the actual number of days a Loan is open, by reference to the Loaned Assets outstanding on each day under a Loan, based on the Loan Fee Rate (quoted in the Confirmation on an annualized rate). A Loan Fee will accrue from and including the date on which the Loaned Assets are transferred to Borrower, but excluding, the date on which such Loaned Assets are returned to Lender.

5.3	The Loan Fee will be due and payable on a monthly basis with any Loan Fee due which is unpaid as of the date on which such Loaned Assets are returned to Lender to be paid by the Borrower to the Lender with the return to the Lender of the Loaned Assets.

5.4	If specified in a Confirmation, for each day past the day a Loan is terminated pursuant to Section 6 during which the Borrower has not returned any or all of the Loan’s Loaned Assets, a late fee will be due and payable by the Borrower to the Lender provided that no notice of termination under Section 12 has been given. The late fee will be calculated daily based on the outstanding Loaned Assets based on the Late Fee Rate (quoted in the Confirmation on an annualized rate).

5.5	If at any time during the term of the Loan the rates applicable to the Loan Fee or other fees arising under Section 5 exceed the maximum rate permitted to be charged by Lender to Borrower under applicable law, the rates will be reduced to the maximum rate permitted to be charged under applicable law. The Lender will be responsible for determining the timing and scope of applicable law, and any calculation of the maximum rate permitted to be charged under applicable law under this Section 5.5. If the application of this Section 5.5 causes a refund to be owed by the Lender to the Borrower, the Lender will immediately refund such excess amount.

5.6	Amounts owing to a Party under this Section 5 will be payable in the Contractual Currency except that, if specified in a Confirmation Borrower may pay amounts owing from Borrower to Lender under this Section 5 in the type of Digital Assets that are the Loaned Digital Asset(s) in accordance with the valuation procedure set forth in such Confirmation or in the absence of such a procedure, at the Market Value of such Digital Assets calculated at the time such payment is made or otherwise at a time reasonably determined by the Lender.

5.7	If either Party pays an amount that is insufficient to meet its obligations then outstanding under a Loan, the Party receiving such partial amount may in its sole discretion apply such an amount first to any late fees or other fees arising under this Section 5, then to Loan Fees and finally towards any obligation of the other Party to transfer Loaned Assets or Collateral, provided in all cases that no notice of termination under Section 12 has been given and such application of payments is otherwise permitted by applicable law.

6.	Termination of the Loan

6.1	Unless otherwise agreed, either Party may terminate a Loan on a termination date established by notice given to the other Party prior to the Close of Business on any day that is a Calendar Day. Unless Borrower and Lender agree to the contrary, the termination date established by a termination notice will be a date no earlier than one Calendar Day(s) from the day the notice is given if the notice is given prior to the Close of Business, and no earlier than two Calendar Days from the day the notice is given if the notice is given after the Close of Business or if the notice is given on a non-Business Day.

6.2	Notwithstanding Section 6.1 and unless otherwise agreed, Borrower may terminate a Loan on any Calendar Day by giving notice to Lender and transferring the Loaned Asset(s) to Lender before the Close of Business on such Calendar Day.

6.3	Unless otherwise agreed, Borrower will, on or before the Close of Business on the termination date of a Loan, transfer the Loaned Assets to Lender; provided, however, that upon such transfer by Borrower, Lender will transfer the Collateral (as adjusted pursuant to Section 9) to Borrower in accordance with Section 4.3.

6.4	If due to the adoption of, or any change in, any applicable law after the date on which a Loan is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful to perform any absolute or contingent obligation to make a payment or transfer or to receive a payment or transfer in respect of such Loan or to comply with any other material provision of this Agreement relating to such Loan, then the Lender may, by notice to the Borrower: (a) designate alternative forms of Loaned Assets or Collateral capable of satisfying each Party’s transfer obligations under this Section 6 and/or other payment obligations under this Agreement, or (b) determine that all transfer and payment obligations under this Agreement will be settled in the Contractual Currency. If Lender provides such notice to Borrower, a “Disruption Event” will be deemed to have occurred. For the avoidance of doubt, the amounts owing in alternative forms of Loaned Assets or Collateral under this Section 6.4 will be determined by reference to the Market Value of the Loaned Asset or Collateral calculated at the time such payment is owing or otherwise at a time reasonably determined by Lender. Unless a notice by Lender expressly states otherwise, reference to “other payment obligations under this Agreement” in Section 6.4(a) and “transfer and payment obligations under this Agreement” in Section 6.4(b) will be deemed to exclude Distributions.

6.5	If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes a Disruption Event under Section 6.4, it will be treated as a Disruption Event and will not constitute an Event of Default.

7.	Rights in Respect of Loaned Assets and Collateral

7.1	Except as set forth in Sections 8.1 and 8.2 and as otherwise agreed by Borrower and Lender, until Loaned Assets are required to be redelivered to Lender upon termination of a Loan hereunder, Borrower will have, and will retain during the term of any Loan, all of the incidents of ownership of the Loaned Assets, including the right to transfer the Loaned Assets to others. Except as set forth in Section 8, Lender hereby waives any right to vote, participate, or to provide any consent or to take any similar action with respect to, the Loaned Digital Assets in the event that a Distribution or other time of record for such vote, consent or other action occurs during the term of the Loan.

7.2	Unless otherwise agreed by Borrower and Lender, Borrower hereby waives any right to vote, participate, or to provide any consent or to take any similar action with respect to any Collateral in the event that a Distribution or other time of record for such vote, consent or other action occurs during the term of the Loan. Until the Collateral is required to be redelivered to Borrower upon termination of a Loan hereunder, Borrower agrees and affirms Lender’s entitlement to and use of the Collateral, including but not limited to the use of Collateral in lending, investing, re-hypothecating, transferring to other accounts upon which Lender, or a third- party, is the account holder or beneficiary, or re-pledging as collateral in other transactions involving Lender’s other lending and borrowing transactions.

8.	Distributions

8.1	Lender will be entitled to receive all Distributions made on or in respect of the Loaned Digital Assets which are not otherwise received by Lender, to the full extent it would be so entitled if the Loaned Digital Assets had not been lent to Borrower.

8.2	Any Distribution of an Entitlement that Lender is entitled to receive pursuant to Section 8.1 will be added to the Loaned Digital Assets on the date the Distribution occurs or other date determined by the Lender in its sole discretion and will be considered such for all purposes, except that if (a) the Loan has terminated, Borrower will forthwith transfer the same to Lender, and (b) the Lender determines, in its sole discretion, that (i) the equivalent value of such Entitlement is less than the Minimum Transfer Amount, or (ii) the Entitlement is of a materially different form, type or character to the Loaned Digital Assets such that it cannot reasonably be added to the Loaned Digital Assets, no obligation to transfer the Entitlement will arise.

8.3	If specified in a Confirmation, Borrower will be entitled to receive Entitlements made on or in respect of Collateral which are not otherwise received by Borrower, to the full extent it would be so entitled if the Collateral had not been transferred to Lender. In the event that a Confirmation has not specified a right for Borrower to receive Entitlements, Lender will be entitled to retain all Distributions made on or in respect of the Collateral.

8.4	Any Entitlement that Borrower is entitled to receive pursuant to Section 8.3 will be added to the Collateral on the date the Entitlement occurs or other date determined by the Lender in its sole discretion and will be considered such for all purposes, except that if: (a) each Loan secured by Collateral has terminated, Lender will forthwith transfer the same to Borrower; and (b) the Lender determines, in its sole discretion, that (i) the equivalent value of such Entitlement is less than the Minimum Transfer Amount, or (ii) the Entitlement is of a materially different form, type or character to the Collateral such that it cannot reasonably be added to the Collateral, no obligation to transfer the Entitlement will arise.

8.5	If either the Borrower or the Lender is obligated to make a payment to the other as the result of the receipt of a Distribution and the Party making the payment is required by law to collect any withholding or other tax, duty, fee, levy or charge required to be deducted or withheld from such payment (“Tax”), then: (a) if the Party obligated to make the payment is the Borrower, the Borrower will pay such additional amounts as may be necessary in order that the net amount of the payment received by Lender, after payment, deduction, or withholding of such Tax equals the net amount of the payment for the Distribution that would have been received if such Distribution had been paid directly to Lender; and (b) if the Party obligated to make the payment is the Lender, the Lender will not be obligated to pay any additional amounts to Borrower as a result of any Tax and will pay only the amount of the payment for the Distribution owed after payment, deduction, or withholding of such Tax.

8.6	To the extent that, under the provisions of Sections 8.1 through 8.5, (a) a transfer of Digital Assets, Cash or other property by Borrower would give rise to a Margin Excess, or (b) a transfer of Digital Assets, Cash or other property by Lender would give rise to a Margin Deficit, Borrower or Lender (as the case may be) will not be obligated to make such transfer of Digital Assets, Cash or other property in accordance with such Sections, but will in lieu of such transfer immediately credit the amounts that would have been transferable under such Sections to the Lender’s Account(s) or Borrower’s Account(s) (as the case may be).

8.7	To the extent that, under the provisions of Sections 8.1 through 8.6, an obligation to transfer or credit Digital Assets, Cash, or other property at the time of a Distribution by either Party cannot be satisfied by the transferor through a transfer between the Borrower’s Account(s) and the Lender’s Account(s) or such property is otherwise ineligible to be held in an Account, such obligation will arise at the time such obligation can be satisfied instead of the time of Distribution, provided, however, that Lender may, in its sole discretion, elect to receive an amount equivalent to the Distribution in accordance with Section 16.1 hereunder, and such election by Lender will be deemed to satisfy any requirement under this Section 8.7 that the property comprising the Distribution be eligible to be held in an Account. Any obligation to transfer property under this Section 8.7 will not include any accrued interest to the extent not already included therein. If an obligation to add Entitlements to Loaned Digital Assets or Collateral arises under Section 8.2 or 8.4, any Loaned Digital Assets or Collateral amounts hereunder will not include such a Distribution until such time as the obligation to transfer or credit Digital Assets, Cash, or other property associated with the Distribution arises under this Section 8.7.

9.	Mark to Market

9.1	Lender will, at least daily, mark to market any Loan hereunder and Borrower will transfer additional Collateral so that the Market Value of such additional Collateral, when added to the Market Value of the other Collateral for such Loans, will at all times equal or exceed the Margin Percentage of the Market Value of the Digital Assets equivalent of the Loaned Assets. Lender may mark to market any Loan under this Section 9 at any time or times without notice to Borrower.

9.2	In addition to any rights of Lender under Section 9.1, if at any time the aggregate Market Value of all Collateral for Loans by Lender is less than the Margin Percentage of the Market Value of all the outstanding Loaned Assets subject to such Loans (a “Margin Deficit”), Lender may, by notice to Borrower, demand that Borrower transfer to Lender additional Collateral so that the Market Value of such additional Collateral, when added to the Market Value of all other Collateral for such Loans, equals or exceeds the Margin Percentage of the Market Value of the Loaned Assets.

9.3	Subject to Borrower’s obligations under Section 9.1, if at any time the Market Value of all Collateral for Loans to Borrower will be greater than the Margin Percentage of the Market Value of all the outstanding Loaned Assets subject to such Loans (a “Margin Excess”), Borrower may, by notice to Lender, demand that Lender transfer to Borrower such amount of the Collateral selected by Borrower so that the Market Value of the Collateral for such Loans, after deduction of such amounts, will thereupon not exceed the Margin Percentage of the Market Value of the Loaned Assets.

9.4	Unless otherwise agreed in writing by the Parties, in the case where Lender has multiple outstanding Loans with Borrower and the Confirmations for such Loans have specified different Margin Percentages, with respect to such Loans hereunder, the Parties will mark the values to market pursuant to Sections 9.2 and 9.3 by separately valuing the Loaned Assets lent and the Collateral given in respect thereof on a Loan-by-Loan basis.

9.5	Borrower and Lender may agree, with respect to any or all Loans hereunder, that the respective rights of Lender and Borrower under Sections 9.2 and 9.3 may be exercised only where a Margin Excess or Margin Deficit exceeds a specified dollar amount or a specified percentage of the Market Value of the Loaned Assets under such Loans (which amount or percentage will be the Minimum Transfer Amount agreed to by Borrower and Lender prior to entering into any such Loans).

9.6	If any notice is given by Borrower or Lender under Sections 9.2 or 9.3, the Party receiving such notice will transfer Collateral no later than the Margin Transfer Deadline.

10.	Representations

The Parties to this Agreement hereby make the following representations and warranties, which will continue during the term of any Loan hereunder:

10.1	Each Party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder, (b) it has taken all necessary action to authorize such execution, delivery and performance, and (c) this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

10.2	Each Party hereto represents and warrants that it has not relied on the other for any investment, tax, legal or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan and any Distributions, remuneration or other funds received hereunder.

10.3	Each Party hereto represents and warrants that it is acting for its own account unless it expressly specified otherwise in writing and complies with Section 11.

10.4	Each Party hereto represents and warrants that it acknowledges and agrees that the Loan Fee of each Loan hereunder is reasonable and not excessive, usurious, punitive, or is otherwise inequitable.

10.5	Borrower represents and warrants that (i) all Collateral is and shall be free and clear of all liens, claims and encumbrances (except those granted to Lender herein or pursuant to a validly executed agreement between the Borrower and the Lending Service Provider) and (ii) it has, or will have at the time of transfer of any Collateral, the right to grant a lien and first priority security interest therein subject to the terms and conditions hereof.

10.6	Borrower agrees that the Loans (and any proceeds thereof) will be used solely for lawful business or commercial purposes. If Borrower is a natural person, Borrower also agrees that the Loans (and any proceeds thereof) will not be used for any personal, family, household, or other consumer purposes. If Borrower is a trust, Borrower also agrees that the Loans (and any proceeds thereof) will not be used for any personal, family, household, or other consumer purposes for the benefit of any natural person who is a beneficiary of such trust.

10.7	Borrower represents and warrants that it is an eligible contract participant (“ECP”) for purposes of the Commodity Exchange Act (the “CEA”) and all U.S. Commodity Futures Trading Commission regulations thereunder (“CFTC Regulations”). Any information provided to Lending Service Provider, Lender, or their affiliates for purposes of onboarding and due diligence regarding Borrower’s ECP status and other financial information is true and correct in all material respects. Borrower further agrees that it will at all times maintain its status as an ECP as that term is defined in the CEA and CFTC Regulations. If Borrower at any time during the pendency of this PTF Agreement ceases to be an ECP, Borrower will notify Lender and Lending Service Provider immediately.

10.8	Lender represents and warrants that it has or will have at the time of transfer of any Loaned Assets, the right to transfer the Loaned Assets subject to the terms and conditions hereof.

11.	Covenants

11.1	Each Party agrees that it is liable as principal with respect to its obligations hereunder.

11.2	Promptly upon (and in any event within five (5) Business Days after) demand by either Party, the other Party will furnish the demanding Party with its most recent audited and unaudited financial statements and any other financial statements mutually agreed upon by Borrower and Lender. Lender may satisfy the requirements of this Section by furnishing Borrower with Borrower’s most recent customer account statement. If requested by Lender, Borrower will as promptly as possible furnish the Lender with any other financial statements or other financial information (including Borrower’s net asset value) concerning Borrower’s financial position requested by Lender.

12.	Events of Default

All Loans hereunder may, at the option of the non-defaulting Party (which option will be deemed to have been exercised immediately upon the occurrence of an Insolvency Event), be terminated immediately upon the occurrence of any one or more of the following events (each, individually, a “Default”):

12.1	If Borrower fails to transfer any Loaned Assets to Lender upon termination of the Loan as required by Section 6;

12.2	If Lender fails to transfer any Collateral to Borrower upon termination of the Loan as required by Sections 4.5, 4.6 and 6;

12.3	If Borrower fails to transfer Collateral as required by Section 9;

12.4	If either Party (a) fails to transfer to the other Party amounts in respect of Distributions required to be transferred by Section 8, (b) has been notified of such failure by the other Party prior to the Close of Business on any Calendar Day, and (c) has not cured such failure by the Close of Business on the next Calendar Day on which a transfer of the Distribution may be effected in accordance with Section 15;

12.5	If an Insolvency Event occurs with respect to either Party;

12.6	If any representation made by either Party in respect of this Agreement or any Loan or Loans hereunder is incorrect or untrue in any material respect during the term of any Loan hereunder;

12.7	If either Party notifies the other of its inability to or its intention not to perform its obligations hereunder or otherwise disaffirms, rejects or repudiates any of its obligations hereunder; or

12.8	If either Party (a) fails to perform any material obligation under this Agreement not specifically set forth in Sections 12.1 through 12.7, above, including but not limited to the payment of any Loan Fee, late fee or other fees as required by Section 5, (b) has been notified of such failure by the other Party prior to the Close of Business on any day, and (c) has not cured such failure by the Deadline following such notification.

12.9	Borrower incurs, creates, assumes or permits or suffers to exist any Indebtedness (excluding the Loans hereunder) in an aggregate principal amount that exceeds USD $210,000,000 at any time.

The non-defaulting Party will (except upon the occurrence of an Insolvency Event) give notice as promptly as practicable to the Defaulting Party of the exercise of its option to terminate all Loans hereunder pursuant to this Section 12.

13.	Remedies

13.1	Upon the occurrence of a Default under Section 12 entitling Lender to terminate all Loans hereunder, Lender will have the right, in addition to any other remedies provided herein, (which, upon the occurrence of an Insolvency Event, may be exercised following the termination of any applicable stay) (a) to purchase a like amount of Loaned Digital Assets (“Replacement Digital Assets”) in a commercially reasonable manner, (b) to sell any Collateral in a commercially reasonable manner, (c) freeze or otherwise suspend access to the Collateral, Accounts and/or Borrower’s Account(s) and (d) to apply and set off the Collateral and any proceeds thereof against the payment of the purchase price for such Replacement Digital Assets and any amounts due to Lender under Sections 5, 8, 14 and 16. In the event that Lender exercises such rights, Borrower’s obligation to return a like amount of the Loaned Digital Assets or Cash will terminate. Lender may similarly apply the Collateral and any proceeds thereof to any other obligation of Borrower under this Agreement, including Borrower’s obligations with respect to Distributions paid to, including Entitlements received by, Borrower (and not forwarded to Lender) in respect of Loaned Digital Assets. In the event that (i) the purchase price of Replacement Digital Assets (plus all other amounts, if any, due to Lender hereunder) exceeds (ii) the amount of the Collateral and any proceeds therefrom, Borrower will be liable to Lender for the amount of such excess together with interest thereon at a rate equal to the Federal Funds Rate as such rate fluctuates from day to day, from the date of such purchase until the date of Borrower’s payment of such excess. As security for Borrower’s obligation to pay such deficiency, Lender will have, and Borrower hereby grants, a security interest in any property of Borrower held now or hereafter by or for Lender, including in Borrower’s Account(s), and any other property at any time held by Lending Service Provider or an affiliate of Lending Service Provider for the benefit of Borrower or in which Borrower may have an interest which is then in Lending Service Provider’s or its affiliate’s possession or control or in the possession or control of any third party acting on behalf of Lending Service Provider (all such property, the “Additional Collateral”), and a right of setoff with respect to such property and any other amount payable by Lender to Borrower. The Parties and Lending Service Provider, acting in its principal capacity and as agent for each Coinbase Entity, acknowledge and agree that Lending Service Provider and each Coinbase Entity agree to comply with Lender’s instructions and entitlement orders with respect to Additional Collateral and with respect to each account into which Additional Collateral is deposited or credited without further consent by Buyer. The purchase price of any Replacement Digital Assets purchased under this Section 13.1 will include, and the proceeds of any sale of Loaned Digital Assets will be determined after deduction of, broker’s fees and commissions and all other reasonable costs, fees and expenses related to such purchase or sale (as the case may be). Subject to Section 18, upon the satisfaction of all Borrower’s obligations hereunder, any remaining Collateral will be returned to Borrower.

13.2	Upon the occurrence of a Default under Section 12 entitling Borrower to terminate all Loans hereunder, Borrower will have the right, in addition to any other remedies provided herein, (which, upon the occurrence of an Insolvency Event, may be exercised following the termination of any applicable stay), (a) to purchase a like amount of Collateral (“Replacement Collateral”) in a commercially reasonable manner, (b) to sell a like amount of the Loaned Digital Assets in a commercially reasonable manner and (c) to apply and set off the Loaned Digital Assets and any proceeds thereof against (i) the payment of the purchase price for such Replacement Collateral, (ii) Lender’s obligation to return any Cash or other Collateral, and (iii) any amounts due to Borrower under this Agreement. In such event, Borrower may treat the Loaned Digital Assets as its own and Lender’s obligation to return a like amount of the Collateral will terminate. Borrower may similarly apply the Loaned Digital Assets and any proceeds thereof to any other obligation of Lender under this Agreement, including Lender’s obligations with respect to Distributions paid to, including Entitlements received by, Lender (and not forwarded to Borrower) in respect of Collateral, if any. In the event that (i) the sales price received from such Loaned Digital Assets is less than (ii) the purchase price of Replacement Collateral (plus the amount of any Cash or other Collateral not replaced by Borrower and all other amounts, if any, due to Borrower hereunder), Lender will be liable to Borrower for the amount of any such deficiency, together with interest on such amounts at a rate equal to the Federal Funds Rate as such rate fluctuates from day to day, from the date of such sale until the date of payment of such deficiency. Subject to Section 18, upon the satisfaction of all Lender’s obligations hereunder, any remaining Loaned Digital Assets (or remaining Cash proceeds thereof) will be returned to Lender.

13.3	Unless otherwise agreed, the Parties acknowledge and agree that (a) the Loaned Digital Assets and any Collateral other than cash are of a type customarily traded in a recognized market, (b) the prices of such Loaned Digital Assets and Collateral are considered volatile and that it would not be necessary under UCC Section 9- 611(b) to give notice of any proposed disposition of Loaned Digital Assets or Collateral, (c) the Market Value will be the generally recognized source for prices or bid or offer quotations for any Loaned Digital Assets or Collateral, (d) in the absence of a generally recognized source for prices or bid or offer quotations for any Loaned Digital Assets or Collateral, the non-defaulting Party may establish the source therefore in its sole, good faith and commercially reasonable discretion, and (e) all prices and bid and offer quotations will be increased to include accrued interest to the extent not already included therein.

13.4	In addition to its rights hereunder, the non-defaulting Party retains any rights otherwise available to it under any other agreement or applicable law.

14.	Taxes

14.1	Subject to clarification by the U.S. Internal Revenue Service or U.S Department of the Treasury, it is the Parties’ intention that the Loan of Digital Assets not qualify as a taxable sale or disposition within the meaning of Section 1001 of the U.S. Internal Code and Treasury regulations thereunder.

14.2	Any transfer or other taxes or third-party fees payable with respect to the transfer, repayment or return of Loaned Digital Assets or Collateral, or imposed for the use of Lending Service Provider's lending services, hereunder shall be paid by Borrower. Borrower shall be liable for any tax liability generated by income, gains or other proceeds resulting from its use and/or investment of the Loaned Digital Assets.

14.3	Except as otherwise agreed by Borrower and Lender, and except for any obligation imposed by law on a Party to withhold amounts under federal, state, local or foreign tax law, each Party is responsible for determining what, if any, taxes apply to transactions under this Agreement and for collecting, reporting and remitting the correct taxes to the appropriate tax authorities. In addition, to the extent that any tax obligations arise from any Distributions, including Entitlements, received in respect of the Loaned Digital Assets, as between the Lender and Borrower, the Parties will pay amounts owing under Section 8.5.

15.	Transfers

15.1	All transfers of Digital Assets by Lender to Borrower hereunder will be effected by the transfer from the Lender’s Account(s) to Borrower’s Account(s), and all transfers of Digital Assets by the Borrower to Lender hereunder will be effected by the transfer from the Borrower’s Account(s) to the Lender’s Account(s), with such transfers being recorded on: (a) the Digital Asset Transaction Ledger, or (b) credited on the internal books and records of the Lending Service Provider in accordance with Section 15.5. Notwithstanding the foregoing, the Parties may agree in the Confirmation to transfer Digital Assets by the Lender to the Borrower to a Digital Asset Address controlled by the Borrower if such Digital Asset Address is provided in the Confirmation.

15.2	All transfers of Cash hereunder will be by: (a) the transfer of unencumbered USDC, (b) wire transfer in immediately available, freely transferable funds, (c) crediting of an Account designated to hold Cash or Collateral by Lending Service Provider, or (d) such other means as Borrower and Lender may agree.

15.3	A transfer of Cash may be effected on any Calendar Day, unless Lending Service Provider determines a transfer of Cash be the form of fiat U.S. Dollars in accordance with Section 16.1, in which case such transfer may only be effected on a Business Day.

15.4	The Parties agree that: (a) any Digital Asset under this Agreement is a “financial asset” for purposes of UCC Section 8-102(a)(9)(iii); (b) Lending Service Provider is a “securities intermediary” for purposes of UCC Section 8-102(a)(14); (c) Borrower’s Account(s) and Lender’s Account(s), including any Account held with Lending Service Provider by the other Party for either the custodying, loaning or receiving of Digital Assets as the result of purchase and sale transactions or lending transactions is a “securities account” within the meaning of UCC Section 8-501(a), and (d) the applicable law of such Account will be New York law.

15.5	The Parties further agree that transfers of Digital Assets to and from Accounts by Borrower or Lender that are not transferred on the Digital Asset Transaction Ledger will be effected by the crediting by Lending Service Provider of such “financial assets” (within the meaning of the UCC) to: (a) Lender’s “securities account” (within the meaning of the UCC), or (b) any other “securities account” (within the meaning of the UCC) maintained with Lending Service Provider in the case of Lender. In every transfer of “financial assets” (within the meaning of the UCC) under this Section 15, the transferor will take all steps necessary to cause the creation of a security entitlement in favor of the transferee under UCC Section 8- 501, and to enable the transferee to obtain “control” (within the meaning of UCC Section 8-106).

16.	Contractual Currency and Form

16.1	Borrower and Lender agree that (a) any payment in respect of a Distribution under Section 8 may be made in cash in the form of fiat U.S. Dollars or USDC, notwithstanding the currency or type of Digital Asset in which the Distribution was made, and Lending Service Provider will establish the source for such payment conversion in its sole discretion, (b) any return of Cash will be made in the currency and form (fiat U.S. Dollars or USDC) in which the underlying transfer of Cash was made, and (c) any other payment or transfer of Cash in connection with a Loan under this Agreement will be in the currency and form (fiat U.S. Dollars or USDC) determined by the Lending Service Provider in its sole discretion in connection with such Loan (the currency and form established under clause (a), (b) or (c) hereinafter referred to as the “Contractual Currency”). Notwithstanding the foregoing, the payee of any such payment may, at its option, accept tender thereof in any other type of Digital Asset, currency or form; provided, however, that, to the extent permitted by applicable law, the obligation of the payor to make such payment will be discharged only to the extent of the amount of Contractual Currency that is equal to: (i) if payment is tendered in another type of Digital Asset, the Market Value of the tendered Digital Asset; or (ii) if payment is tendered in another currency or form, the amount that such payee may, consistent with normal market procedures, purchase with such other currency or form (after deduction of any premium and costs of exchange); on the day of its receipt of such Digital Asset, currency or form.

16.2	If for any reason the amount in the Contractual Currency received under Section 16.1, including amounts received after conversion of any recovery under any judgment or order expressed in a currency or form other than the Contractual Currency, falls short of the amount in the Contractual Currency due in respect of this Agreement, the Party required to make the payment will (unless a Default has occurred and such Party is the non-defaulting Party) as a separate and independent obligation and to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall.

16.3	If for any reason the amount in the Contractual Currency received under Section 16.1 exceeds the amount in the Contractual Currency due in respect of this Agreement, then the Party receiving the payment will (unless a Default has occurred and such Party is the non-defaulting Party) refund promptly the amount of such excess.

17.	ERISA

The Parties to this Agreement represent and warrant, which will continue during the term of any Loan hereunder, that any of the Loaned Assets, Collateral or other property transferred in connection with any Loan hereunder have not been or will not be obtained, directly or indirectly, from or using the assets of any: (a) “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended, which is subject to Part 4 of Subtitle B of Title I of such Act; (b) any “plan” as defined in Section 4975(e)(1) of the U.S. Internal Revenue Code of 1986, as amended; or (c) any entity the assets of which are deemed to be assets of any such “employee benefit plan” or “plan” by reason of the U.S. Department of Labor’s plan asset regulation, Title 29 of the Code of Federal Regulations, Section 2510.3-101.

18.	Single Agreement

Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder constitute a single business and contractual relationship and have been entered into in consideration of each other. Accordingly, Borrower and Lender hereby agree that payments, deliveries and other transfers made by either of them in respect of any Loan will be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Loan hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted. In addition, Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder have been entered into in consideration of each other. Accordingly, Borrower and Lender hereby agree that (a) each will perform all of its obligations in respect of each Loan hereunder, and that a default in the performance of any such obligation by Borrower or by Lender (the “Defaulting Party”) in any Loan hereunder will constitute a default by the Defaulting Party under all such Loans hereunder, and (b) the non-defaulting Party will be entitled to set off claims and apply property held by it in respect of any Loan hereunder against obligations owing to it in respect of any other Loan with the Defaulting Party.

19.	APPLICABLE LAW

THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

20.	Waiver

The failure of a Party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers in respect of a Default must be in writing.

21.	Survival of Remedies

All remedies hereunder and all obligations with respect to any Loan will survive the termination of the relevant Loan, return of Loaned Assets or Collateral and termination of this Agreement.

22.	Notices and Other Communications

Any and all notices, statements, demands or other communications hereunder may be given by one Party to the other Party in writing by e-mail or by such other means agreed to by the Parties, the e-mail address specified in Schedule A hereto (or such other email address or communication method specified in a notice of change of contact information sent by one Party to the other Party), provided that any notice with respect to an existing or contemplated breach, failure to perform, or other event of default under Section 12 must also be addressed to the attention of Coinbase Credit Legal Department (if by e-mail, using carbon copy). Any notice, statement, demand or other communication hereunder will be deemed effective on the day and at the time when the email notice is sent from the sending Party’s email address.

23.	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL

23.1	EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK CITY SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION, OR PROCEEDING ARISING FROM, OR RELATING TO, THIS AGREEMENT OR ANY LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

23.2	THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY OTHERWISE HAVE TO PARTICIPATE IN A CLASS ACTION LAWSUIT OR CLASS-WIDE ARBITRATION REGARDING ANY CLAIM, COMPLAINT, COUNTERCLAIM, THIRD-PARTY CLAIM OR AFFIRMATIVE DEFENSE ARISING FROM, OR RELATING TO THIS AGREEMENT.

23.3	EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

24.	Miscellaneous

Except as specified in Section 1 or as otherwise agreed by the Parties, this Agreement supersedes any other agreement between the Parties hereto concerning loans of Digital Assets between Borrower and Lender. The Parties agree that this Agreement may only be assigned by Borrower with the written consent of Lender and any attempted assignment without such consent will be null and void. Coinbase reserves the right to assign its rights under this Agreement without restriction, including to any of the Coinbase Entities or their affiliates or subsidiaries, or to any successor in interest, provided that Coinbase shall notify Client within a reasonable amount of time after such assignment. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of Borrower and Lender and their respective heirs, representatives, successors and assigns. This Agreement may be terminated by either Party upon notice to the other, subject only to fulfillment of any obligations then outstanding. This Agreement will not be modified, except by an instrument in writing signed by the Party against whom enforcement is sought. The Parties hereto acknowledge and agree that, in connection with this Agreement and each Loan hereunder, time is of the essence. Each provision and agreement herein will be treated as separate and independent from any other provision herein and will be enforceable notwithstanding the unenforceability of any such other provision or agreement.

25.	Definitions

For purposes hereof:

25.1	“Account(s)” means an account or accounts maintained with Lending Service Provider by Lender or Borrower that store Digital Assets, cash or other assets.

25.2	“Air Drop” means the distribution of incremental units of the same or a new Digital Asset as a result of holding a Digital Asset without any action taken by the holder of such Digital Asset.

25.3	“Borrower” has the meaning assigned in the first paragraph of this Agreement.

25.4	“Borrower’s Account(s)” means an Account or Accounts of Borrower as customer of Lending Service Provider established hereunder or pursuant to a separate validly executed custodial agreement between Borrower and Lending Service Provider (as amended or modified by any addenda or other supplemental agreement thereto). Subject to the advance approval of Lender, with such approval to be in writing and in Lender’s sole and absolute discretion, Borrower may nominate in writing other Digital Asset Transaction Ledger address(es), or account(s) maintained with Lending Service Provider by Borrower as Borrower Account(s).

25.5	“Business Day” means, unless otherwise agreed to by Borrower and Lender in a Confirmation, schedule to this Agreement or otherwise in writing, a day on which Loaned Digital Assets and Collateral can be transferred as provided for in Section 15 and is a day on which the Federal Reserve Banks are open and the Lender’s office is open, but in no event on Saturday or Sunday.

25.6	“Calendar Day” means, unless otherwise agreed to by Borrower and Lender in a Confirmation, schedule to this Agreement or otherwise in writing, any day on which Loaned Digital Assets and Collateral can be transferred as provided for in Section 15, including Saturday, Sunday and public holidays.

25.7	“Cash” means currency denominated in the Base Currency, USDC or any other currency as agreed between the Borrower and Lender pursuant to Schedule B.

25.8	“Close of Business” means a time on each day as will be agreed by Borrower and Lender in a Confirmation, schedule to this Agreement or otherwise in writing, or, in the absence of any such agreement, 4:00pm ET (Eastern Time).

25.9	“Collateral” means, unless specified as not applicable in Schedule B, such property or transfers of currency as are referred to in the table set out in Schedule B as being acceptable or any combination thereof as agreed between the Parties in relation to any particular Loan and which are delivered by Borrower to Lender (or Lending Service Provider) in accordance with this Agreement. The types of property that are eligible as Collateral will be Cash in the Contractual Currency, or any other collateral including Digital Assets specified in the Confirmation. If Collateral is specified as not applicable in the Schedule, references in this Agreement to Collateral (including Equivalent Collateral, Cash Collateral) shall be ignored;

25.10	“Confirmation” has the meaning assigned in Section 2, and substantially in the form attached as Exhibit A hereto, or otherwise in a form provided by Lender.

25.11	“Contractual Currency” has the meaning assigned in Section 16.1. In the event that Lender is required to determine a Contractual Currency for a Loan and has not done so, the Contractual Currency will be USDC.

25.12	“Deadline” means, the time or times agreed to by the Parties in the relevant Confirmation, Schedule B hereto or otherwise in writing.

25.13	“Default” has the meaning assigned in Section 12.

25.14	“Defaulting Party” has the meaning assigned in Section 18.

25.15	“Digital Asset(s)” means the type of blockchain-based digital assets that are Loaned Digital Assets, Collateral (if Collateral is in the form of blockchain-based digital assets), and any other blockchain-based digital assets agreed to by Borrower and Lender.

25.16	“Digital Asset Address” means an identifier of alphanumeric characters that represents a digital identity or destination for a transfer of Digital Assets.

25.17	“Digital Asset Settlement Block Confirmation Time” has the meaning assigned in the Confirmation or a schedule to this Agreement.

25.18	“Digital Asset Transaction Ledger” means the blockchain corresponding to a Digital Asset as determined in Lending Service Provider’s sole discretion. If a Digital Asset Settlement Block Confirmation Time is specified in the Confirmation or a schedule to this Agreement, and a transfer is to be recorded on the Digital Asset Transaction Ledger, such transfer will not be deemed recorded until such time has elapsed from the time such transfer was posted to the Digital Asset Transaction Ledger.

25.19	“Disruption Event” has the meaning assigned in Section 6.4.

25.20	“Distribution” means, with respect to any Digital Asset or Collateral, at any time, any distribution made on or in respect of such property, including, but not limited to: (a) Entitlements; and (b) cash arising from income payments made on or in respect of Collateral.

25.21	“Entitlement” means a Digital Asset that is issued as a result of (a) a Hard Fork,

(b) an Air Drop, or (c) some other issuance of rights, services or interests based on the holding of a Digital Asset; provided, however, that to be recognized and accepted as such, the Digital Asset must be eligible to be held in an Account.

25.22	“Federal Funds Rate” means the rate of interest (expressed as an annual rate), as published in Federal Reserve Statistical Release H.15(519) or any publication substituted therefor, charged for federal funds (dollars in immediately available funds borrowed by banks on an overnight unsecured basis) on that day or, if that day is not a banking day in New York City, on the next preceding banking day.

25.23	“Hard Fork” means a material divergence in the relevant Digital Asset’s Digital Asset Transaction Ledger that occurs when nodes which have not been upgraded to a revised validation protocol, as determined in Lending Service Provider’s reasonable discretion.

25.24	“Indebtedness” means, without duplication, (i) all indebtedness for borrowed money, including loans, credit facilities, or debt securities, (ii) all obligations evidenced by bonds, debentures, notes, or similar instruments, (iii) all obligations under leases required to be capitalized under generally accepted accounting principles (GAAP) or International Financial Reporting Standards (IFRS), as applicable, (iv) all obligations in respect of letters of credit, (v) all obligations under purchase money or equipment financing arrangements, (vi) any liabilities related to interest rate, foreign currency, or commodity swaps, hedges, or other derivative instruments, (vii) any guarantees of indebtedness of others, (viii) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (ix) any obligation of the Borrower to repay any revolving credit or similar facility, and (x) any other similar financial obligations or liabilities that are in the nature of borrowed money, whether direct or indirect, secured or unsecured;

25.25	“Insolvency Event” means, with respect to any Party, (a) the commencement by such Party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such Party’s seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such Party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (b) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, which (i) is consented to or not timely contested by such party, (ii) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (iii) is not dismissed within 15 days, (c) the making by such Party of a general assignment for the benefit of creditors, or (d) the admission in writing by such Party of such Party’s inability to pay such Party’s debts as they become due.

25.26	“Late Fee Rate” has the meaning assigned in the Confirmation.

25.27	“Loan Fee” has the meaning assigned in Section 5.1.

25.28	“Loan Fee Rate” has the meaning assigned in the Confirmation.

25.29	“Lender” has the meaning assigned in the first paragraph of this Agreement.

25.30	“Lender’s Account(s)” means the Account(s) nominated by Lender in writing into which a transfer or payment can be made. An Account(s) will be a Lender’s Account(s) to the extent that digital assets, cash or other assets held on behalf of, or owned by, Lender in such Account(s) are segregated accordingly on Lending Service Provider’s books and records. Lender may notify the Borrower in writing of any other Digital Asset Transaction Ledger address(es), or account(s) maintained with Lending Service Provider that may be nominated as Lender Account(s).

25.31	“Lending Service Provider” means Coinbase, Inc.

25.32	“Loan” has the meaning assigned in Section 1.

25.33	“Loaned Assets” means Digital Assets or Cash which are the subject of an outstanding Loan. Subject to Section 8, to the extent that income is received during a Loan, Loaned Asset(s) includes any Entitlement(s)

25.34	“Loaned Digital Asset(s)” means any Digital Asset(s) transferred in a Loan from Lender to Borrower hereunder until such Digital Asset(s), or identical Digital Asset(s), are transferred back to Lender hereunder, except that, if any new or different Digital Asset is exchanged for any Loaned Digital Asset by migration or otherwise pursuant to the relevant Digital Asset Transaction Ledger’s validation protocol rules applicable to all holders of such Digital Asset, and such a migration or other exchange is recognized by Lending Service Provider in its sole discretion, such new or different Digital Asset will, effective upon such exchange, be deemed to become a Loaned Digital Asset in substitution for the former Loaned Digital Asset for which such exchange is made. For purposes of return of Loaned Digital Assets by Borrower or purchase or sale of Digital Assets pursuant to Section 13, such term will include Digital Assets of identical validation protocol rules and quantity as the Loaned Digital Assets, as adjusted pursuant to the preceding sentence. Subject to Section 8 of this Agreement, to the extent that a Distribution occurs during a Loan, Loaned Digital Asset(s) includes any Entitlement(s).

25.35	“Margin Deficit” has the meaning assigned in Section 9.2.

25.36	“Margin Excess” has the meaning assigned in Section 9.3.

25.37	“Margin Percentage” means, with respect to any Loan as of any date, a percentage agreed by Borrower and Lender, which will be not less 100% and as specified in Schedule B with reference to the table set out therein.

25.38	“Margin Transfer Deadline” means the time or times agreed to by the Parties in the relevant Confirmation, Schedule B hereto or otherwise as the deadline by which a transfer of Digital Assets, cash or other property must be made by Borrower or Lender to the other, upon receipt of a notice requiring satisfaction of mark-to- market obligations as provided in Sections 9.2 and 9.3 hereof.

25.39	“Market Value” has the meaning assigned in a schedule to this Agreement or otherwise agreed to by Borrower and Lender in writing. Notwithstanding the previous sentence, in the event that the meaning of Market Value has not been set forth in a schedule to this Agreement or in any other writing, as described in the previous sentence, Market Value means the value of a Digital Asset in fiat U.S. Dollars based on the price of the relevant Digital Asset established by executed transactions on a trading platform registered with and regulated by the New York Department of Financial Services as selected by Lending Service Provider.

25.40	“Minimum Transfer Amount” means the specified dollar amount or a specified percentage of the Market Value of the Loaned Digital Assets under such Loans assigned in a schedule to this Agreement or otherwise agreed to by Borrower and Lender in writing, provided, however, that if an Event of Default has occurred and is continuing with respect to a Party, the Minimum Transfer Amount for such Party will be zero. If the Parties have not specified a Minimum Transfer Amount in a schedule or other written agreement, the Minimum Transfer Amount will be zero dollars ($0.00).

25.41	“Replacement Collateral” has the meaning assigned in Section 13.2.

25.42	“Replacement Digital Asset(s)” has the meaning assigned in Section 13.1.

25.43	“Tax” has the meaning assigned in Section 8.5.

25.44	“UCC” means the New York Uniform Commercial Code.

25.45	“USDC” means (a) the ERC-20 token USD Coin, a USD-backed cryptocurrency stablecoin operated by Lending Service Provider in affiliation with members of CENTRE Consortium, LLC (“CENTRE”), or (b) any successor digital asset, capable of redemption for corresponding value in fiat U.S. Dollars from a CENTRE member.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written herein.

LENDER

Coinbase Credit, Inc.

By:	/s/ Matt Boyd
Name:	Matt Boyd
Title:	Head of Prime Finance

Date: April [15], 2025

BORROWER

Semler Scientific, Inc.

By:	/s/ Renae Cormier
Name:	Renae Cormier
Title:	Authorized Signatory
Date:	April 15, 2025

LENDING SERVICE PROVIDER

Coinbase, Inc., acting in its principal capacity and as agent for each Coinbase Entity

By:	/s/ Matt Boyd
Name:	Matt Boyd
Title:	Head of Prime Finance
Date:	April 15, 2025

Exhibit A

[FORM OF CONFIRMATION]

Date: [Date]

To: [Semler Scientific, Inc]

From: [Coinbase Credit, Inc.]

Re: Digital Asset Loan

Dear_________:

The purpose of this document is to confirm the terms and conditions of the Loan entered into between us (the “Loan”) under the Master Loan Agreement dated as of April 15, 2025 as amended and supplemented from time to time (the “Agreement”), between you and us. This document constitutes a “Confirmation” as referred to in the Agreement, and the terms provided by this Confirmation shall be deemed to be accepted and agreed as if executed by the Borrower unless disputed by Borrower within two (2) calendar days following its receipt from Lender. The terms of the particular Loan to which this Confirmation relates are as follows:

Loaned Digital Asset or Cash:

Loan Amount:

Loan Fee Rate (where Loan Fee is applicable):	a rate between zero and [_]%, with the finalized percentage to be confirmed by Lender subsequently in writing.

Late fees or other fees to be charged (if applicable):

Late Fee Rate: [_]%

Loan Commencement Date:

Digital Asset Settlement Block Confirmation Time (if applicable):

Additional Terms (if any):

Borrower’s Right to Receive Entitlements under Section 8.3: Borrower will not have a right to receive Entitlements under Section 8.3 of the Agreement, until Borrower is notified that it has such a right explicitly in writing by Lender.

Schedule A

Contact Details, Addresses of Lending Service Provider (Coinbase, Inc.) for Notices and Communications under the Agreement

Coinbase Credit, Inc.

E-mail: [***]

Attention: Coinbase Prime Financing

Additional contact details required for notices under Section 12:

E-mail: [***]

Attention: Legal Department

Contact Details for Notices and Communications to Borrower under the Agreement

[Semler Scientific, Inc.]

Email: [***]

Attention: [Renae Cormier]

Schedule B

Specification of “Collateral” “Base Currency”, “Deadline,” “Margin Transfer Deadline,” “Margin Percentage,” “Minimum Transfer Amount,” and procedures for determining Market Value.

Collateral: means: The property, and deposits of currency set out in the table below with a cross marked next to them are acceptable forms of Collateral under this Agreement:

Unless otherwise agreed between the Parties, the Market Value of the Collateral delivered pursuant to Section 4 by Borrower to Lender (or Lending Service Provider) under the terms and conditions of this Agreement shall on each Calendar Day represent not less than the Market Value of the Loaned Assets together with the percentage contained in the row of the table below corresponding to the particular form of Collateral, referred to in this Agreement as the Margin Percentage.

Digital Asset/Deposit of Currency	Mark “X” if acceptable form of Collateral	Margin (%)
Cash/USDC	X	125%

The haircut applied to the particular form of Collateral (the Collateral Haircut Value) shall be as set out in the table below.

Digital Asset/Deposit of Currency	Collateral Haircut Value
BTC	80%

Base Currency: The Base Currency applicable to this Agreement is USD provided that if that currency ceases to be freely convertible the Base Currency shall be USDC

Deadline: If the Party obliged to transfer is (a) the Borrower, the Deadline will be Close of Business on the Calendar Day from the time of such obligation arising under the Agreement, and (b) the Lender, the Deadline will be twenty four (24) hours from the time of such obligation arising under the Agreement.

Margin Transfer Deadline: If the Party receiving a notice under Sections 9.2 or 9.3 is the Borrower the Margin Transfer Deadline will be twenty four (24) hours, excluding Saturdays, Sundays and Federal Reserve Bank holidays, from the time of receipt of a notice. If the Party receiving a notice under Sections 9.2 or 9.3 is the Lender the Margin Transfer Deadline will be twenty four (24) hours, excluding Saturdays, Sundays and Federal Reserve Bank holidays, from the time of receipt of a notice.

Minimum Transfer Amount: means USD $100,000.00

Procedures for determining Market Value:

“Market Value” means the value of a Digital Asset in cash based on the price of the relevant Digital Asset established by executed transactions on a trading platform registered with and regulated by the New York Department of Financial Services (the “DFS Regulated Exchange”) as selected by the Lending Service Provider in its sole discretion, or if the price cannot be established using this method or that the Lending Service Provider determines that the application of this method would cause a commercially unreasonable result, the price of the relevant Digital Asset will be established by reference to the following methods:

a)            If the relevant Digital Asset’s price is not adequately determined from the DFS Regulated Exchange, then the price of the relevant Digital Asset will be the arithmetic mean of the ask prices quoted in U.S. Dollars on trading platforms listing the relevant Digital Asset selected by the Lending Service Provider (the “Fair Market Exchange Price”). In determining the Fair Market Exchange Price, the Lending Service Provider will select a minimum of three (3) trading platforms, which are offering a U.S. Dollar trading pair for the relevant Digital Asset and reporting prices, by reference to the largest trading volumes over a trailing thirty (30) day period for the relevant Digital Asset, subject to any disqualifying criteria the Lending Service Provider reasonably determines to be applicable in good faith, including, but not limited to, a trading platform’s jurisdiction of operations, regulatory status, trading infrastructure, or market reputation.

b)           If the Fair Market Exchange Price is unavailable or the Lending Service Provider determines that its application would cause a commercially unreasonable result, then the price of the relevant Digital Asset will be the ask price quoted by traders in the over-the- counter market selected by the Lending Service Provider (the “Market Quotation Price”). In determining the Market Quotation Price, the Lending Service Provider will seek quotations from at least three (3) traders, and will request each trader to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones). The day and time as of which those quotations are to be obtained will be selected in good faith by the Lending Service Provider. If more than three quotations are provided, the Market Quotation Price will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation Price will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations will be disregarded. If fewer than three quotations are provided, the Market Quotation Price will be the quotation selected by the Lending Service Provider.

c)            If the relevant Digital Asset is or was available previously for trading on a DFS Regulated Exchange or other trading platform, as selected by the Lending Service Provider, then the price of the relevant Digital Asset will be the last sale price quoted for a transaction in the relevant Digital Asset on such DFS Regulated Exchange or trading platform (the “Last Quoted Exchange Price”).

If the Last Quoted Exchange Price is unavailable or the Lending Service Provider determines that its application would cause a commercially unreasonable result, then the price of the relevant Digital Asset will be the price determined in good faith by the Lending Service Provider.